exhibit 3.1.3

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HERTZ GLOBAL HOLDINGS, INC.

Hertz Global Holdings, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as provided below.

1. Article FIRST of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

FIRST. Name. The name of the corporation is Herc Holdings Inc. (the “Corporation”).

2. The title of the Amended and Restated Certificate of Incorporation shall be the “Amended and Restated Certificate of Incorporation of Herc Holdings Inc.”

SECOND: That the amendment of the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the amendment of the Amended and Restated Certificate of Incorporation set forth in this Certificate of Amendment shall be effective as of immediately after the distribution of all of the issued and outstanding shares of Hertz Rental Car Holding Company, Inc. to the shareholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Richard J. Frecker, its Vice President, Acting General Counsel and Corporate Secretary, this [30th day of June, 2016].

HERTZ GLOBAL HOLDINGS, INC.

By:    /s/ Richard J. Frecker
Name:    Richard J. Frecker

Title:	Vice President, Acting General Counsel and Corporate Secretary